Exhibit 5.1

THE LOEV LAW FIRM, PC
6300 West Loop South, Suite 280
Bellaire, Texas 77401
713-524-4110 PHONE
713-524-4122 FACSIMILE

August 21, 2007

XA, Inc.
875 North Michigan Ave.
Suite 2626
 Chicago, Illinois 60611

Re: Form S-8 Registration Statement

Gentlemen:

You have requested that we furnish you our legal opinion with respect to the legality of the following described securities of XA, Inc. (the "Company") covered by a Form S-8 Registration Statement (the "Registration Statement"), filed with the Securities and Exchange Commission for the purpose of registering such securities under the Securities Act of 1933:

o       25,000 shares (the "Shares") of common stock, $.001 par value.

In connection with this opinion, we have examined the corporate records of the Company, including the Company's Articles of Incorporation, Bylaws, and the Minutes of its Board of Directors and Shareholders meetings, the Agreements, the Registration Statement, and such other documents and records as we deemed relevant in order to render this opinion.

Based on the foregoing, it is our opinion that, after the Registration Statement becomes effective and the Shares have been issued and delivered as described therein, the Shares will be validly issued, fully paid and non-assessable.

The Company has been advised that the Shares are not eligible for issuance where services are in connection with the offer or sale of securities in a capital-raising transaction, or they directly or indirectly promote or maintain a market for the Company's securities.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and further consent to statements made therein regarding this firm.

Sincerely,

/s/ The Loev Law Firm, PC
The Loev Law Firm, PC